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C-MAX Lineup Success Helps Drive Ford's Small Car Sales to 12-Year High; F-Series Marks Best November Since 2005

•	Ford U.S. November small car sales total 26,848 vehicles - a 76 percent increase compared with last year and the company's strongest November small car sales in 12 years

•	C-MAX Hybrids sales gain momentum with 4,848 vehicles in November, a 52 percent increase compared with October; Ford posts best-ever month for electrified vehicle sales

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F-Series has its 16th consecutive year-over-year monthly sales increase and fourth month in a row with more than 50,000 sales; this marks F-Series' best November sales since 2005, with 56,299 pickups sold - an 18 percent increase

•	Ford Motor Company U.S. sales total 177,673 vehicles in November, up 6 percent from a year ago; retail sales up 12 percent compared with last year

•	Ford announces 2013 first-quarter production of 750,000 vehicles; up 11 percent from the prior year

DEARBORN, Mich., Dec. 3, 2012 - November brought growth throughout Ford's product portfolio in the U.S., with car sales up 15 percent, utilities up 2 percent and trucks up 4 percent.

“November represented a strong month for the industry, and Ford sales performed well across the board,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “We saw sharp increases in demand for Ford's fuel-efficient small cars, our best-ever month for electrified vehicles and growing demand for our fuel-efficient and capable F-Series pickups.”

Ford had its best small car November sales month since 2000, with Focus, the all-new C-MAX Hybrids and Fiesta sales totaling 26,848 vehicles - a 76 percent increase over last year. Focus sales were up 56 percent versus year-ago levels, while the all-new C-MAX Hybrid lineup gained 52 percent versus October, when the C-MAX Energi went on sale.

The Ford F-Series, America's best-selling vehicle, posted an 18 percent increase, with 56,299 vehicles sold in November. This represents F-Series' best November since 2005 and 16 straight months of year-over-year sales increases.

Ford's total November sales of 177,673 vehicles increased 6 percent versus last year, with retail sales up 12 percent.

Ford also announced its 2013 first-quarter North American production plan. The company plans to build 750,000 vehicles in the first quarter, up 11 percent (73,000 vehicles) from 2012's first quarter. Fourth quarter production of 725,000 vehicles is unchanged from previous guidance.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 172,000 employees and 65 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding the company and Ford products, please visit www.corporate.ford.com.

Contact(s):	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.